Exhibit 99.1
agilon health Reports First Quarter 2024 Results
Revenue increased 52% to $1.6 billion, Medicare Advantage membership increased 43% to 523,000, and total members on the agilon platform grew to 654,000
Continued progress executing performance action plan with focus on driving profitability and enhancing operating efficiency
Maintaining full year 2024 guidance for Medical Margin and Adjusted EBITDA
AUSTIN, T.X., May 7, 2024 – agilon health, inc. (NYSE: AGL), the trusted partner empowering physicians to transform health care in our communities, announced results for the first quarter ended March 31, 2024.
“Our first quarter results were in-line with our guidance,” said Steve Sell, chief executive officer. “We continue to make tangible progress executing our performance action plan. As payors adjust to the current funding environment for Medicare Advantage, we remain well positioned as our value proposition to primary care doctors and payors is increasingly important and well-recognized.”
First Quarter 2024 Results:
•Total members on the agilon platform increased to 654,000 as of March 31, 2024, including 523,000 Medicare Advantage members and 131,000 ACO model beneficiaries. Medicare Advantage membership increased 43%, with 7% growth in same partner geographies.
•Total revenue of $1.60 billion in the first quarter 2024 increased 52% compared to $1.05 billion in the first quarter 2023.
•Gross profit of $75 million in the first quarter 2024 compared to $73 million in the first quarter 2023. Net loss of $6 million in the first quarter 2024 compared to net income of $16 million in the first quarter 2023.
•Medical margin of $157 million during the first quarter 2024, compared to $156 million in the first quarter 2023. Medical Margin for the first quarter 2024 included a negative $8.7 million net impact from prior year claims, consisting of $16.5 million in total prior year claims inclusive of $7.8 million in claims development from retro members with offsetting revenue.
•Adjusted EBITDA of $29 million in the first quarter 2024 increased 21% compared to $24 million in the first quarter 2023.

Key Financial and Operating Metrics ($M):
(First Quarter 2024 vs. 2023)

	Three Months Ended March 31,		Change
	2024	2023	% YoY
Medicare Advantage Members[1]	522,800	365,700	43%
ACO Model Members[1,2]	131,000	88,700	48%
Total Members Live on Platform[1,2]	653,800	454,400	44%
Avg. Medicare Advantage Members	518,400	363,400	43%
Total revenues	$1,604	$1,054	52%
Gross Profit	$75	$73	3%
Medical Margin	$157	$156	1%
Net (Loss) Income	($6)	$16	NM
Adjusted EBITDA[3]	$29	$24	21%
Geography Entry Costs	$11	$12	(5%)
1.Membership metrics reflect end of period results.
2.agilon’s ACO model entities are not included within its consolidated financial results.
3.agilon’s ACO model entities contributed $10 million and $3 million to Adjusted EBITDA during the first quarter 2024 and first quarter 2023, respectively.
Continued Progress on Performance Action Plan
agilon health continues to make progress executing its targeted action plan to improve performance. This plan includes refining payor relationships, expanding onboarding support for newer primary care physicians, improving data visibility and analytics, and accelerating operating efficiency. Management anticipates these actions will support growth in Adjusted EBITDA in 2024 and beyond.
During the first quarter, agilon health reached agreements with certain payors to mitigate 2023 medical margin losses and made the decision to exit certain unprofitable payor contracts effective during the second quarter 2024. The company continues to deploy structured training and education resources to physician partners with 90% of new physicians in mature markets expected to be trained during the first half of 2024. agilon achieved its target of onboarding >55% of member data into the company's financial data pipeline and expects to onboard >75% of member data during the second quarter. The company also continues to make progress driving operating expense efficiency; platform support represented 2.8% of revenue in the first quarter compared to the company’s 3% target for 2024.
Class of 2025 New Partnership Announcement
On May 7, agilon health announced the formation of long-term partnerships with five leading physician groups: Graves Gilbert Clinic in Kentucky, Mankato Clinic in Minnesota, Twin Cities Network in Minnesota, and Springfield Clinic in Illinois, as well as an independent, multi-specialty practice in North Carolina that will be named at a later date. With these new partnerships, agilon will enter the state of Illinois and expand its existing broad footprint in North Carolina, Kentucky and Minnesota.
With the addition of the Class of 2025, agilon’s Physician Network will include over 3,000 primary care physicians (PCPs) who are delivering value-based care to more than 700,000 senior patients in 30+ communities. The Class of 2025 is expected to add more than 60,000 Medicare Advantage members to the agilon platform.

Capital Position and Balance Sheet:
agilon health’s balance sheet as of March 31, 2024 included cash, cash equivalents and marketable securities of $426 million and total debt of $37 million. In addition, agilon health has $26 million of cash associated with the company’s unconsolidated ACO model entities.
Outlook for Fiscal Year 2024 ($M):

	Year Ended December 31, 2024
	Updated Guidance		Previous Guidance
	Low	High	Low	High
Medicare Advantage Members[1]	510,000	515,000	540,000	550,000
ACO Model Members[1,2]	120,000	125,000	120,000	125,000
Total Members Live on Platform[1]	630,000	640,000	660,000	675,000
Avg. Medicare Advantage Members	510,000	514,000	527,000	536,000
Total Revenues	$6,125	$6,175	$6,350	$6,465
Medical Margin	$400	$450	$400	$450
Adjusted EBITDA[3]	($60)	($15)	($60)	($15)
Geography Entry Costs[4]	$65	$55	$65	$55
1.Membership reflects management’s outlook for end of period.
2.agilon’s partnered ACO model entities are not consolidated within its financial results.
3.Adjusted EBITDA contribution from ACO model is expected to be approximately $35 million for fiscal year 2024.
4.Geography Entry Costs represent the corresponding expense included in the low-end and high-end of management’s outlook for Adjusted EBITDA.
Outlook for Second Quarter 2024 ($M):

	Quarter Ended June 30, 2024
	Low	High
Medicare Advantage Members[1]	513,000	518,000
ACO Model Members[1,2]	123,000	128,000
Total Members Live on Platform[1]	636,000	646,000
Avg. Medicare Advantage Members	514,000	519,000
Total Revenues	$1,550	$1,570
Medical Margin	$100	$120
Adjusted EBITDA[3]	($15)	$0
Geography Entry Costs[4]	$18	$16
1.Membership reflects management’s outlook for end of period.
2.agilon’s partnered ACO model entities are not consolidated within its financial results.
3.Adjusted EBITDA contribution from ACO model is expected to be approximately $10 million for the second quarter 2024.
4.Geography Entry Costs represent the corresponding expense included in the low-end and high-end of management’s outlook for Adjusted EBITDA.
We have not reconciled guidance for Medical Margin to Gross Profit or Adjusted EBITDA to net income (loss), the most comparable GAAP measures, and have not provided forward-looking guidance for net income (loss) in each case because of the uncertainty around certain items that may impact Gross Profit or net income (loss), including non-cash stock-based compensation.
Webcast and Conference Call:
agilon health will host a conference call to discuss first quarter 2024 results on Tuesday, May 7, 2024 at 4:30 PM Eastern Time. The conference call can be accessed by dialing (833) 470-1428 for U.S. participants and +1 (929) 526-1599 for international participants and referencing participant code 690899. A simultaneous webcast can be accessed by visiting the “Events & Presentations” section of agilon’s Investor Relations website at https://investors.agilonhealth.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call.
About agilon health
agilon health is the trusted partner empowering physicians to transform health care in our communities. Through our partnerships and purpose-built platform, agilon is accelerating at scale how physician groups and health systems transition to a value-based Total Care Model for their senior patients. agilon provides the technology, people, capital, process, and access to a peer network of 3,000+ PCPs that allow its physician partners to maintain their independence and focus on the total health of their most vulnerable patients. Together, agilon and its physician partners are creating the healthcare system we need – one built on the value of care, not the volume of fees. The result: healthier communities and empowered doctors. agilon is the trusted partner in 30+ diverse communities and is here to help more of our nation's leading physician groups and health systems have a sustained, thriving future. For more information visit www.agilonhealth.com and connect with us on Instagram, LinkedIn and YouTube.
Forward-Looking Statements
Statements in this release that are not historical factual statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectation as identified by the use of words such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable terms. Examples of forward-looking statements include, among other things: statements regarding timing, outcomes and other details relating to current, pending or contemplated new markets, growth opportunities, ability to deliver sustainable long-term value, business environment, long-term opportunities and strategic growth plans, expected revenue, medical costs, net income and gross profit, total and average membership, Adjusted EBITDA, Medical Margin, geography entry costs and other financial projections and assumptions, including our fiscal year and first quarter 2024 guidance. Forward-looking statements reflect our current expectations and views about future events and are subject to risks and uncertainties that could significantly affect our future financial condition and results of operations. While forward-looking statements reflect our good faith belief and assumptions we believe to be reasonable based upon current information, we can give no assurance that our expectations or forecasts will be attained. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be outside our control. These risks and uncertainties that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, but are not limited to: our history of net losses and the expectation that our expenses will increase in the future; failure to identify and develop successful new geographies, physician partners and payors, or execute upon our growth initiatives; success in executing our operating strategies or achieving results consistent with our historical performance; medical expenses incurred on behalf of our members may exceed revenues we receive; our ability to secure contracts with Medicare Advantage payors; our ability to grow new physician partner relationships sufficient to recover startup costs; availability of additional capital, on acceptable terms or at all, to support our business in the future; significant reduction in our membership; transition to a Total Care Model may be challenging for physician partners; public health crises, such as COVID-19, could adversely affect us; inaccuracy in estimates of our members’ risk adjustment factors, medical services expense, incurred but not reported claims, and earnings pursuant to payor contracts; the impact of restrictive clauses or exclusivity provisions in some of our contracts with physician partners; our to hire and retain qualified personnel; our ability to realize the full value of our intangible assets; security breaches, cybersecurity attacks, loss of data and other disruptions to our information systems; our ability to protect the confidentiality of our know-how and other proprietary and internally developed information; reliance on our subsidiaries; Environmental, Social, and Governance issues; reliance on a limited number of key payors; the limited terms of contracts with our payors and our ability to renew them upon expiration; reliance on our payors, physician partners and other providers to operate our business; our ability to obtain accurate and complete diagnosis data; reliance on third-party software, data, infrastructure and bandwidth; consolidation and competition in the healthcare industry; the impact of changes to, and dependence on, federal government healthcare programs; uncertain or adverse economic and macroeconomic conditions, including a downturn or decrease in government expenditures; regulation of the healthcare industry and our and our physician partners’ ability to comply such laws and regulations; federal and state investigations, audits and enforcement actions; repayment obligations arising out of payor audits; negative publicity regarding the managed healthcare industry generally; our use, disclosure and processing of personally identifiable information, protected health information, and de-identified data; failure to obtain or maintain an insurance license, a certificate of authority or an equivalent authorization; lawsuits not covered by insurance; changes in tax laws and regulations, or changes in related judgments or assumptions; our indebtedness and our potential to incur more debt; dependence on our subsidiaries for cash to fund all of our operations and expenses; provisions in our governing documents; ability to achieve a return on your investment depends on appreciation in the price of our common stock; the material weakness in our internal control over financial reporting and our ability to remediate such material weakness; and risks related to other factors discussed in our filings with the Securities and Exchange Commission (the “SEC”), including the factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024, which can be found at the SEC’s website at www.sec.gov. Except as required by law, we do not undertake, and hereby disclaim, any obligation to update any forward-looking statements, which speak only as of the date on which they are made.

agilon health, inc.
Consolidated Balance Sheets
In thousands, except per share data

	March 31, 2024	December 31, 2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$111,706	$107,570
Restricted cash and equivalents	6,844	6,759
Marketable securities	307,359	380,773
Receivables, net	1,571,143	942,461
Prepaid expenses and other current assets, net	39,757	42,513
Total current assets	2,036,809	1,480,076
Property and equipment, net	27,539	27,576
Intangible assets, net	72,076	63,769
Goodwill	24,133	24,133
Other assets	155,906	145,312
Total assets	$2,316,463	$1,740,866
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Medical claims and related payables	$1,266,651	$737,724
Accounts payable and accrued expenses	252,497	233,182
Current portion of long-term debt	7,500	6,250
Total current liabilities	1,526,648	977,156
Long-term debt, net of current portion	29,834	32,308
Other liabilities	71,495	70,381
Total liabilities	1,627,977	1,079,845

Commitments and contingencies

Stockholders' equity (deficit):
Common stock, $0.01 par value: 2,000,000 shares authorized; 410,843 and 406,387 shares issued and outstanding, respectively	4,108	4,064
Additional paid-in capital	2,020,803	1,986,899
Accumulated deficit	(1,332,890)	(1,326,826)
Accumulated other comprehensive income (loss)	(2,747)	(2,298)
Total agilon health, inc. stockholders' equity (deficit)	689,274	661,839
Noncontrolling interests	(788)	(818)
Total stockholders’ equity (deficit)	688,486	661,021
Total liabilities and stockholders’ equity (deficit)	$2,316,463	$1,740,866

agilon health, inc.
Consolidated Statements of Operations
In thousands, except per share data
(unaudited)

	Three Months Ended March 31,
	2024	2023

Revenues:
Medical services revenue	$1,601,195	$1,053,119
Other operating revenue	3,159	1,193
Total revenues	1,604,354	1,054,312
Expenses:
Medical services expense	1,443,842	897,572
Other medical expenses	85,424	83,617
General and administrative (including noncash stock-based compensation expense of $16,909 and $13,585, respectively)	76,422	69,752
Depreciation and amortization	5,844	2,954
Total expenses	1,611,532	1,053,895
Income (loss) from operations	(7,178)	417
Other income (expense):
Income (loss) from equity method investments	5,684	1,376
Other income (expense), net	5,892	7,892
Interest expense	(1,284)	(1,493)
Income (loss) before income taxes	3,114	8,192
Income tax benefit (expense)	133	1,759
Income (loss) from continuing operations	3,247	9,951
Discontinued operations:
Income (loss) before gain (loss) on sales	(518)	6,008
Gain (loss) on sales of assets, net	(8,763)	—
Total discontinued operations	(9,281)	6,008
Net income (loss)	(6,034)	15,959
Noncontrolling interests’ share in (earnings) loss	(30)	63
Net income (loss) attributable to common shares	$(6,064)	$16,022

Net income (loss) per common share, basic and diluted
Continuing operations	$0.01	$0.02
Discontinued operations	$(0.02)	$0.02
Weighted average shares outstanding
Basic	408,938	413,136
Diluted	413,437	426,586

agilon health, inc.
Consolidated Statements of Cash Flows
In thousands
(unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$(6,034)	$15,959
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	5,844	4,189
Stock-based compensation expense	16,909	13,672
Loss (income) from equity method investments	(5,684)	(1,376)
(Gain) loss on sale of assets, net	4,996	—
Other noncash items	(472)	(1,785)
Changes in operating assets and liabilities:	(63,335)	(91,470)
Net cash provided by (used in) operating activities	(47,776)	(60,811)
Cash flows from investing activities:
Purchase of property and equipment	(3,139)	(3,717)
Purchase of intangible assets	(11,438)	—
Funding of loans receivable and other	(8,508)	(1,301)
Investments in marketable securities	—	(29,969)
Proceeds from maturities of marketable securities and other	74,523	28,540
Net cash paid in business combination	—	(44,367)
Net cash provided by (used in) investing activities	51,438	(50,814)
Cash flows from financing activities:
Proceeds from equity issuances, net	1,809	9,589
Repayments of long-term debt	(1,250)	(1,250)
Net cash provided by (used in) financing activities	559	8,339
Net increase (decrease) in cash, cash equivalents and restricted cash and equivalents	4,221	(103,286)
Cash, cash equivalents and restricted cash and equivalents from continuing operations, beginning of period	114,329	475,912
Cash, cash equivalents and restricted cash and equivalents from discontinued operations, beginning of period	—	31,768
Cash, cash equivalents and restricted cash and equivalents, beginning of period	114,329	507,680
Cash, cash equivalents and restricted cash and equivalents from continuing operations, end of period	118,550	397,023
Cash, cash equivalents and restricted cash and equivalents from discontinued operations, end of period	—	7,371
Cash, cash equivalents and restricted cash and equivalents, end of period	$118,550	$404,394

agilon health, inc.
Key Operating Metrics
In thousands
(unaudited)
GROSS PROFIT

	Three Months Ended March 31,
	2024	2023
Total revenues	$1,604,354	$1,054,312
Medical services expense	(1,443,842)	(897,572)
Other medical expenses(1)	(85,424)	(83,617)
Gross profit	$75,088	$73,123
______________________________________________________________
(1)Represents physician compensation expense related to surplus sharing and other care management expenses that help to create medical cost efficiency. Includes costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets. For the three months ended March 31, 2024 and 2023, costs incurred in implementing geographies were $0.6 million and $2.3 million, respectively.

GENERAL AND ADMINISTRATIVE COSTS, INCLUDING PLATFORM SUPPORT COSTS

	Three Months Ended March 31,
	2024	2023
Platform support costs	$45,712	$43,292
Geography entry costs(1)	10,459	9,250
Severance and related costs	2,415	188
Stock-based compensation expense	16,909	13,585
Other(2)	927	3,437
General and administrative	$76,422	$69,752
______________________________________________________________
(1)Represents direct geography entry costs, including investments to develop and expand our platform and costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets.
(2)Includes transaction-related costs.
Our platform support costs, which include regionally-based support personnel and other operating costs to support our geographies, are expected to decrease over time as a percentage of revenue as our physician partners add members and our revenue grows. Our operating expenses at the enterprise level include resources and technology to support payor contracting, clinical program development, quality, data management, finance, and legal and compliance functions.

agilon health, inc.
Non-GAAP Financial Measures
In thousands
(unaudited)
MEDICAL MARGIN

	Three Months Ended March 31,
	2024	2023
Gross profit(1)	$75,088	$73,123
Other operating revenue	(3,159)	(1,193)
Other medical expenses	85,424	83,617
Medical margin	$157,353	$155,547
______________________________________________________________
(1)Gross profit is defined as total revenues less medical services expense and other medical expenses.
ADJUSTED EBITDA

	Three Months Ended March 31,
	2024	2023
Net income (loss)(1)	$(6,034)	$15,959
(Income) loss from discontinued operations, net of income taxes	9,281	(6,008)
Interest expense	1,284	1,493
Income tax expense (benefit)	(133)	(1,759)
Depreciation and amortization	5,844	2,954
Severance and related costs	2,415	188
Stock-based compensation expense	16,909	13,585
EBITDA adjustments related to equity method investments	3,902	1,967
Other(2)	(4,414)	(4,341)
Adjusted EBITDA	$29,054	$24,038
______________________________________________________________
(1)Includes direct geography entry costs, including investments to develop and expand our platform and costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets. For the three months ended March 31, 2024 and 2023, (i) $0.6 million and $2.3 million, respectively, are included in other medical expenses and (ii) $10.5 million and $9.3 million, respectively, are included in general and administrative expenses.
(2)Includes interest income and transaction-related costs.

agilon health, inc.
Supplemental Financial Information
In thousands
(unaudited)

	Three Months Ended March 31, 2024
	Medicare Advantage (Consolidated)	CMS ACO Models (Unconsolidated)
Medical services revenue	$1,601,195	$440,160
Other operating revenue	3,159	—
Total revenues	1,604,354	440,160
Medical services expense	(1,443,842)	(398,792)
Other medical expenses	(85,424)	(25,405)
Gross profit	75,088	15,963
Other operating revenue	(3,159)	—
Other medical expenses	85,424	25,405
Medical margin	$157,353	$41,368

Certain of our operations are not consolidated for the period presented because we do not have the ability to control certain activities due to another party’s control of the entities’ board of directors. Although revenues of the unconsolidated operations are not recorded as revenues by us, income (loss) from equity method investments is nonetheless a significant portion of our overall earnings. See Note 14 to the Condensed Consolidated Financial Statements in the Quarterly Report on Form 10-Q for the period ending March 31, 2024 for additional discussion on our equity method investments.

In addition to providing results that are determined in accordance with GAAP, we present Medical Margin and Adjusted EBITDA, which are non-GAAP financial measures.
We define Medical Margin as medical services revenue after medical services expense is deducted. Medical services expense represents costs incurred for medical services provided to our members. As our platform matures over time, we expect Medical Margin to increase in absolute dollars. However, Medical Margin per member per month (PMPM) may vary as the percentage of new members brought onto our platform fluctuates. New membership added to the platform is typically dilutive to Medical Margin PMPM. We believe this metric provides insight into the economics of our capitation arrangements as it includes all medical services expense directly associated with our members’ care.
We define Adjusted EBITDA as net income (loss) adjusted to exclude: (i) income (loss) from discontinued operations, net of income taxes, (ii) interest expense, (iii) income tax expense (benefit), (iv) depreciation and amortization, (v) stock-based compensation expense, (vi) severance and related costs, and (vii) certain other items that are not considered by us in the evaluation of ongoing operating performance. We reflect our share of Adjusted EBITDA for equity method investments by applying our actual ownership percentage for the period to the applicable reconciling items on an entity-by-entity basis.
Gross profit is the most directly comparable GAAP measure to Medical Margin. Net income (loss) is the most directly comparable GAAP measure to Adjusted EBITDA.
We believe Medical Margin and Adjusted EBITDA help identify underlying trends in our business and facilitate evaluation of period-to-period operating performance of our operations by eliminating items that are variable in nature and not considered by us in the evaluation of ongoing operating performance, allowing comparison of our recurring core business operating results over multiple periods. We also believe Medical Margin and Adjusted EBITDA provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We believe Medical Margin and Adjusted EBITDA or similarly titled non-GAAP measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance. Other companies may calculate Medical Margin and Adjusted EBITDA or similarly titled non-GAAP measures differently from the way we calculate these metrics. As a result, our presentation of Medical Margin and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, limiting their usefulness as comparative measures.

Contacts
Investor Contact
Matthew Gillmor
VP, Investor Relations
investors@agilonhealth.com
Media Contact
Maureen Merkle
Communications & Public Affairs
media@agilonhealth.com
Source: agilon health